Draft of 6/27/96


                                 _________________, 1996

Alamo Restaurants, Inc.
1465 East 84th Place
Merrillville, IN  46410

         Re:  Our File No.  027225-0000


Dear Gentlemen:

This opinion letter is being delivered to you in connection with the filing of a registration statement ("the Registration Statement" on Form S-4 which includes the Proxy Statement/Prospectus relating to the Agreement dated April 9, 1996, (the "Agreement"), by and among Alamo Restaurants, Inc., a Minnesota corporation (the "Company"), Alamo Grill, Inc, an Indiana corporation and wholly-owned subsidiary of the Company ("Sub"), and Elephants Castle Group, Inc, a British Columbia corporation ("E&C"), pursuant to which the Company will sell all of the capital stock of Sub to E&C in exchange for shares of E&C common stock and the assumption by E&C of certain liabilities.

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as legal counsel to the Company and Sub in connection with the Agreement. As such, and for the purpose of rendering this opinion, we have examined ( or will examine on or prior to the Effective Time of the Agreement) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times of the statements, covenants, representations and warranties contained in the following documents:

                  1.  The Agreement (including Exhibits):
                  2.  Representations made by the Company and Sub;
                  3.  Representations made by E&C;
                  4.  The Registrations Statement; and
                  5. Such other instruments and documents related to the formation, organization and operation of the Company and Sub or to the consummation of the Agreement and the transactions contemplated thereby as we have deemed necessary or appropriate.

                  In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

                  1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

                  2. The Agreement will be effective under the applicable state law.

                  3. The Capital Stock of the Sub owned by the Company represents substantially all of the assets of the Company.
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Alamo Restaurants, Inc.
June 27, 1996
Page 2


                  4. The Company transfers to its shareholders in liquidation all shares of E&C common stock received in consideration of its sale of all of the capital stock of Sub and thereafter ceases doing business.

                  5. To the extent any expenses relating to the Agreement (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Agreement) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

                  6. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  Based on our examination of the foregoing items and subject to the assumption, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes, the transaction carried out pursuant to the Agreement will constitute a "reorganization" as defined in
Section 368(a) of the Code.

                  As a result of the Agreement constituting a reorganization, we are further of the opinion that for federal income tax purposes:

         a. No gain or loss will be recognized by the holders of the Company's Common Stock upon the receipt of E&C Common Stock solely in exchange for their Common Stock upon the liquidation of the Company.

         b. The aggregate tax basis of the E&C Common Stock so received by the Company's shareholder will be the same as the aggregate tax basis of the Company's Common Stock surrendered in exchange therefor.

         c. The holding period of the E&C Common Stock so received by each of the Company's shareholders will include the period for which the Company's Common Stock surrendered in exchange therefor was considered to be held, provided that the Company Common Stock so surrendered is held as a capital asset at the Effective Time of the Agreement.

         d. Neither the Company nor Sub will recognize gain or loss solely as a result of the transactions contemplated by the Agreement.

                  In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.
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Alamo Restaurants, Inc.
June 27, 1996
Page 3


                  1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                  2. This opinion addresses only the specific tax opinions set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Agreement or any other transaction (including any transaction undertaken in connection with the Agreement). In particular, but not by way of limitation of the previous sentence, we express no opinion regarding the tax consequences of the Agreement (including the opinions set forth above) as applied to specific shareholders of the Company, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

                  3. No opinion is expressed as to any transaction other than the transaction contemplated by the Agreement as described therein or to any transaction whatsoever, including the Agreement, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                  4. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statements. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and further consent to the use of our name wherever appearing in the Registration Statement.

                                            Very truly yours,

                                            ROBBINS, KAPLAN, MILLER & CIRESI